Exhibit 5.1

January 27, 2021

 Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: American Battery Metals Corporation Form S-3 Registration Statement (File No. 333-___________)

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-3, as amended, (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by American Battery Metals Corporation, a Nevada corporation (the “Company”), with the Securities and Exchange Commission relating to the proposed public offering of up to $250,000,000 in aggregate amount of one or more series of the following securities of the Company: (i) shares of preferred stock, $0.001 par value per share (the “Preferred Shares”), (ii) shares of common stock, $0.001 par value per share (the “Common Shares”), (iii) warrants to purchase Common Shares (the “Common Stock Warrants”), and (iv) units consisting of any combination of two or more of the foregoing (the “Units” and, together with the Preferred Shares, Common Shares, and Common Stock Warrants, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

When the Board of Directors of the Company (the “Board”) has taken all necessary corporate action to approve the issuance of Securities and the terms of the offering and related matters and (b) certificates representing the Securities have been duly executed, countersigned, registered, and delivered either (i) in accordance with the applicable definitive purchase, underwriting, or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, or (ii) upon conversion or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board, then the Securities will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Law Office of Jeffrey Maller, PC

Law Office of Jeffrey Maller, PC